Exhibit 99.1

FOR IMMEDIATE RELEASE

April 4, 2014

Strategic Storage Trust, Inc. Reports 2013 Results

- Same-Store Revenues Increased 9.1%

- Same-Store NOI Increased 17.2%

- Cash Flows From Operations Increased 102%

LADERA RANCH, CA – April 4, 2014 – Strategic Storage Trust, Inc. today announced operating results for the three months and year ended December 31, 2013.

“Strategic Storage Trust, Inc. continues to achieve strong results in 2013. Same store net operating income increased 17.2% for the year” commented H Michael Schwartz, CEO of Strategic Storage Trust, Inc. “Our investment strategy is designed to provide investors with current income through highly occupied stabilized assets, augmented by growth provided through lease-up and development opportunities. Our continued growth coupled with our ability to operate our portfolio with more efficiencies has contributed to our success in 2013 and bodes well for the future.”

Key Highlights for the Year Ended December 31, 2013:

•	Increased same-store revenues and net operating income (“NOI”) by 9.1% and 17.2%, respectively, for the year ended December 31, 2013 compared to the year ended December 31, 2012.

•	Increased same-store average occupancy by approximately 5% to 83% for the year ended December 31, 2013 compared to 78% for the year ended December 31, 2012.

•	Decreased property operating expenses as a percentage of revenue to 34.1% for the year ended December 31, 2013 from 38.9% for the year ended December 31, 2012.

•	Increased IPA Modified Funds From Operations (“MFFO”) by 129% to $20.6 million for the year ended December 31, 2013 from $9.0 million for the year ended December 31, 2012.

•	Increased cash flows from operations by 102% to $19.3 million for the year ended December 31, 2013 from $9.6 million for the year ended December 31, 2012.

•	During 2013, we acquired 12 properties for a total purchase price of approximately $82 million.

•	Reduced debt leverage to 54% as of December 31, 2013 from 56% as of December 31, 2012.

Key Highlights for the Three Months Ended December 31, 2013:

•	Increased same-store revenues and NOI by 8.6% and 13.9%, respectively, for the three months ended December 31, 2013 compared to the three months ended December 31, 2012.

•	Increased same-store average occupancy by approximately 4% to 83% for the three months ended December 31, 2013 compared to 79% for the three months ended December 31, 2012.

•	Decreased property operating expenses as a percentage of revenue to 32.2% for the three months ended December 31, 2013 from 34.9% for the three months ended December 31, 2012.

•	Increased MFFO by 33% to $5.6 million for the three months ended December 31, 2013 from $4.2 million for the three months ended December 31, 2012.

•	Increased cash flows from operations by 67% to $5.2 million for the three months ended December 31, 2013 from $3.1 million for the three months ended December 31, 2012.

•	During the three months ended December 31, 2013, we acquired nine properties for a total purchase price of approximately $65 million.

Acquisitions:

•	On October 28, 2013 we acquired four self storage facilities (the “Knoxville Portfolio”). The Knoxville Portfolio, which consists of three properties in Knoxville, Tennessee and one property in Montgomery, Alabama, was purchased from an unaffiliated third party for a total purchase price of $36.5 million, plus closing costs and acquisition fees.

•	During the fourth quarter of 2013, we purchased 100% of the beneficial interests in Southwest Colonial, DST, a Delaware statutory trust sponsored by our sponsor. Southwest Colonial, DST owns five self storage facilities in Texas. The consideration provided was based on an aggregate appraised value of approximately $27.9 million and consisted of approximately $9.0 million in cash along with the issuance of approximately 151,000 limited partnership units in our operating partnership and the assumption of an approximately $16.7 million loan.

Capital Transactions:

On October 28, 2013 we obtained a revolving loan from KeyBank for borrowings up to $75 million (the “KeyBank Revolver”). The initial amount funded at closing was $71 million, $45 million of which was used to pay off the outstanding principal amount under our previously outstanding Second Restated KeyBank Credit Facility, thereby releasing the 12 properties that were serving as collateral for the Second Restated KeyBank Credit Facility, and approximately $26 million of which was used to partially fund the acquisition of the Knoxville Portfolio. In January 2014, the aggregate loan commitment was increased to $100 million. The KeyBank Revolver has an initial term of three years, maturing on October 25, 2016, with two one-year extension options subject to certain conditions. Payments due pursuant to the KeyBank Revolver are interest-only for the life of the loan and had an initial interest rate of approximately 1.7%. The interest rate on the KeyBank Revolver is variable, based on our selection of one of the two index rates available to us and our total leverage ratio. The $45 million interest rate swap originally purchased in connection with the Second Restated KeyBank Credit Facility will remain in place through December 24, 2014, thus fixing the rate on the $45 million at approximately 2.4% through such date. The KeyBank Revolver is secured by cross-collateralized first mortgage liens or first lien deeds of trust on 21 properties.

Quarterly Dividend:

Our board of directors declared a distribution for the first quarter of 2014 of $0.001917808 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 7% assuming the share was purchased for $10 and approximately 6.5% assuming the share was purchased for $10.79).

About Strategic Storage Trust, Inc.:

Strategic Storage Trust, Inc. (“SSTI”) is the first self storage REIT in the public non-traded REIT marketplace. SSTI is one of six publicly registered self storage REITs in the United States and is one of the fastest growing self storage REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self storage properties. Since the launch of SSTI in 2008, the company’s portfolio of wholly-owned properties has expanded to include 125 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 79,000 self storage units and 10.4 million rentable square feet of storage space.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

The information herein should be read in conjunction with our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and other information filed with, or furnished to, the SEC.

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identifies by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and our ability to access additional capital; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in our Annual Report on Form 10-K. This is neither an offer nor a solicitation to purchase securities.

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$39,603,949	$13,998,391
Real estate facilities:
Land	194,033,413	178,459,163
Buildings	456,372,075	389,149,948
Site improvements	43,733,299	37,118,784

	694,138,787	604,727,895
Accumulated depreciation	(46,432,155)	(29,840,320)

	647,706,632	574,887,575
Construction in process	776,804	5,233,426

Real estate facilities, net ($16,584,089 and $16,829,789 related to VIEs)	648,483,436	580,121,001
Deferred financing costs, net of accumulated amortization	5,798,963	5,989,290
Intangible assets, net of accumulated amortization	10,447,513	11,635,112
Restricted cash	6,506,112	6,449,225
Investments in unconsolidated joint ventures	8,662,363	8,772,005
Other assets	3,777,167	4,270,638

Total assets	$723,279,503	$631,235,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt ($10,072,106 and $10,149,024 related to VIEs)	$391,285,760	$353,440,758
Accounts payable and accrued liabilities	9,917,437	12,726,888
Due to affiliates	1,741,518	2,282,344
Distributions payable	3,355,882	2,724,603

Total liabilities	406,300,597	371,174,593
Commitments and contingencies
Redeemable common stock	—	3,960,664
Stockholders’ equity:
Strategic Storage Trust, Inc. stockholders’ equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at December 31, 2013 and 2012, respectively	—	—
Common stock, $0.001 par value; 700,000,000 shares authorized; 56,136,435 and 46,184,742 shares issued and outstanding at December 31, 2013 and 2012, respectively	56,136	46,184
Additional paid-in capital	487,032,573	383,072,118
Distributions	(107,090,016)	(71,401,126)
Accumulated deficit	(69,376,201)	(61,929,145)
Accumulated other comprehensive loss	(1,615,743)	(682,692)

Total Strategic Storage Trust, Inc. stockholders’ equity	309,006,749	249,105,339

Noncontrolling interest in Operating Partnership	2,289,379	1,149,679
Other noncontrolling interests	5,682,778	5,845,387

Total noncontrolling interests	7,972,157	6,995,066

Total stockholders’ equity	316,978,906	256,100,405

Total liabilities and stockholders’ equity	$723,279,503	$631,235,662

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Self storage rental revenue	$21,873,126	$17,898,098	$80,526,461	$64,464,466
Ancillary operating revenue	630,092	557,042	2,608,480	2,146,038

Total revenues	22,503,218	18,455,140	83,134,941	66,610,504

Operating expenses:
Property operating expenses	7,254,052	6,441,305	28,350,412	25,878,556
Property operating expenses – affiliates	2,828,868	2,165,594	9,939,687	8,254,016
General and administrative	1,018,231	564,386	3,103,808	2,361,229
Depreciation	4,673,076	3,907,364	17,271,925	14,254,525
Intangible amortization expense	1,818,518	2,736,224	8,237,601	11,547,843
Property acquisition expenses – affiliates	1,286,699	1,381,135	1,869,974	2,415,200
Other property acquisition expenses	435,763	155,449	996,724	1,232,435

Total operating expenses	19,315,207	17,351,457	69,770,131	65,943,804

Operating income	3,188,011	1,103,683	13,364,810	666,700
Other income (expense):
Interest expense	(4,721,130)	(4,573,310)	(18,826,701)	(17,813,762)
Deferred financing amortization expense	(889,322)	(565,744)	(1,966,395)	(3,466,463)
Equity in earnings of real estate ventures	221,130	226,787	847,143	887,551
Gain on sale of investment in unconsolidated joint venture	—	—	—	815,000
Other	(438,041)	(43,457)	(864,055)	(104,168)

Net loss	(2,639,352)	(3,852,041)	(7,445,198)	(19,015,142)
Less: Net loss attributable to the noncontrolling interests in our Operating Partnership	10,550	15,955	35,799	83,435
Net (income) loss attributable to other noncontrolling interests	(8,706)	(7,808)	(37,657)	(42,005)

Net loss attributable to Strategic Storage Trust, Inc.	$(2,637,508)	$(3,843,894)	$(7,447,056)	$(18,973,712)

Net loss per share – basic	$(0.05)	$(0.08)	$(0.15)	$(0.46)
Net loss per share – diluted	$(0.05)	$(0.08)	$(0.15)	$(0.46)

Weighted average shares outstanding – basic	56,127,672	45,301,669	50,982,783	41,103,477
Weighted average shares outstanding – diluted	56,127,672	45,301,669	50,982,783	41,103,477

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF MODIFIED FUNDS FROM OPERATIONS

(Unaudited)

	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2012
Net loss attributable to Strategic Storage Trust, Inc.	$(2,637,508)	$(3,843,894)	$(7,447,056)	$(18,973,712)
Add:
Depreciation	4,583,666	3,794,626	16,769,172	13,882,475
Amortization of intangible assets	1,818,518	2,736,224	8,237,601	11,547,843
Deduct:
Gain on sale of investment in unconsolidated joint venture	—	—	—	(815,000)
Adjustment for noncontrolling interests(2)	(96,927)	(80,312)	(361,116)	(335,036)

FFO	3,667,749	2,606,644	17,198,601	5,306,570
Other Adjustments:
Acquisition expenses(3)	1,722,462	1,536,584	2,866,698	3,647,635
Amortization of fair value adjustments of secured debt(4)	5,731	54,614	147,472	190,724
Realized and unrealized (gains) losses on foreign exchange holdings(5)	278,505	59,583	458,662	(60,281)
Adjustment for noncontrolling interests(2)	(25,848)	(21,515)	(68,447)	(78,091)

MFFO(1)	$5,648,599	$4,235,910	$20,602,986	$9,006,557

As discussed in the “Results of Operations” section contained in our Form 10-K for the year ended December 31, 2013, our net loss and MFFO for the three months and year ended December 31, 2013 have been significantly impacted by our acquisition of the Homeland Portfolio and additional debt we incurred to purchase such properties. The information below should be read in conjunction with the discussion regarding the Homeland Portfolio acquisition in Results of Operations.

(1)	The improvement in MFFO between the three months ended December 31, 2013 and 2012 is primarily the result of the following:

•	Total revenues less all property operating expenses were approximately $12.4 million for the three months ended December 31, 2013 compared to approximately $9.8 million for the three months ended December 31, 2012, thereby increasing MFFO by approximately $2.6 million. Such increase was primarily due to the acquisition of 21 operating properties during the fourth quarter of 2012 and the year ended December 31, 2013, along with an increase in same-store operating income of approximately $1.5 million or approximately 13.9%.

•	A decrease in MFFO of approximately $0.2 million due to increased interest expense, primarily related to interest incurred on new debt incurred in the fourth quarter of 2013.

•	A decrease in MFFO of approximately $0.3 million due to increased amortization of deferred financing costs, primarily related to the transition from the Second Restated KeyBank Loan to the KeyBank Revolver that were required to be expensed under GAAP.

•	A decrease in MFFO of approximately $0.5 million due to increased general and administrative expenses, primarily related to increased costs related to certain amounts due pursuant to our advisory agreement that were not permanently waived by our Advisor in the fourth quarter of 2013.

The improvement in MFFO between the year ended December 31, 2013 and 2012 is primarily the result of the following:

•	Total revenues less all property operating expenses were approximately $44.8 million for the year ended December 31, 2013 compared to approximately $32.5 million for the year ended December 31, 2012, thereby increasing MFFO by approximately $12.3 million. Such increase was primarily due to the acquisition of 30 properties during 2012 and 2013, along with an increase in same-store operating income of approximately $6.2 million or approximately 17.2%.

•

A decrease in MFFO of approximately $1.0 million due to an increase in interest expense, approximately $1.8 million of which is related to new debt that was incurred in the fourth quarter of 2012, partially offset by decreased interest expense of $0.7 million related to the KeyBank Bridge Loan, which was repaid in full in

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF MODIFIED FUNDS FROM OPERATIONS

(Unaudited)

August 2012 and an additional minor net decrease as a result of decreased interest expense on the KeyBank Revolver, offset by increased interest expense related to the completion of the development of two of our Canadian properties.

•	A increase in MFFO of approximately $1.5 million due to decreased amortization of deferred financing costs, approximately $1.0 million of which relates to the KeyBank Bridge Loan which was repaid in full in August 2012, and a reduction in the amortization of deferred financing fees on the Second Restated KeyBank Loan of approximately $1.1 million, net of an increase of approximately $0.6 million related to the transition from the Second Restated KeyBank Loan to the KeyBank Revolver that were required to be expensed under GAAP.

•	A decrease in MFFO of approximately $0.7 million due to increased general and administrative expenses, primarily related to an increase in transfer agent costs, as our investor base increased, costs incurred associated with our annual report and proxy materials, website related costs, an increase in professional services and brand promotion related costs and increased costs related to certain amounts due pursuant to our advisory agreement that were not permanently waived by our Advisor in the fourth quarter of 2013.

(2)	Relates to the noncontrolling interest in our consolidated joint venture and the noncontrolling interests in our Operating Partnership. The noncontrolling interest holder’s share of our consolidated venture’s real estate depreciation was $56,000 and $56,000, respectively, for the three months ended December 31, 2013 and 2012, and $225,000 and $225,000, respectively, for the years ended December 31, 2013 and 2012.
(3)	In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-traded REITs that have generally completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.
(4)	This represents the difference between the stated interest rate and the estimated market interest rate on assumed notes or seller notes issued, as of the date of acquisition. Such amounts have been excluded from MFFO because we believe MFFO provides useful supplementary information by focusing on operating fundamentals, rather than events not related to our normal operations. We are responsible for managing interest rate risk and do not rely on another party to manage such risk.
(5)	These amounts primarily relate to transactions with our non-U.S. functional currency entities. The amounts are the result of fluctuations between the U.S. dollar and the Canadian dollar. Such amounts have been excluded from MFFO because we believe MFFO provides useful supplementary information by focusing on operating fundamentals, rather than events not related to our normal operations. We are responsible for managing hedge and foreign exchange risk and do not rely on another party to manage such risk.

Non-cash Items Included in Net Loss:

Provided below is additional information related to selected non-cash items included in net loss above, which may be helpful in assessing our operating results:

•	Amortization of deferred financing costs of approximately $0.9 million and $0.6 million was recognized as interest expense for the three months ended December 31, 2013 and 2012, respectively; and $2.0 million and $3.5 million was recognized as interest expense for the years ended December 31, 2013 and 2012, respectively.

ADDITIONAL INFORMATION REGARDING NOI, FFO AND MFFO

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. We believe that net operating income is useful for investors as it provides a measure of the operating performance of our operating assets because net operating income excludes certain items that are not associated with the operation of the properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Funds from Operations (“FFO”) and Modified Funds from Operations (“MFFO”)

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Diminution in value may occur if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or other measures necessary to maintain the assets are not undertaken. However, we believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. In addition, in the determination of FFO, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying value, or book value, exceeds the total estimated undiscounted future cash flows (including net rental revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Testing for impairment is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that we intend to have a relatively limited term of our operations, it could be difficult to recover any impairment charges through the eventual sale of the property. To date, we have not recognized any impairments.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, assists in providing a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).

However, FFO or Modified FFO (“MFFO”), discussed below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be considered a more relevant measure of operational performance and is, therefore, given more prominence than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting rules under GAAP that were put into effect and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-

settled expenses, specifically acquisition fees and expenses, as items that are expensed as operating expenses under GAAP. We believe these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. The purchase of properties, and the corresponding expenses associated with that process, is a key feature of our business plan in order to generate operational income and cash flow in order to make distributions to investors. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that publicly registered, non-traded REITs are unique in that they typically have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. Our board is in the process of determining whether it is appropriate for us to achieve a liquidity event (i.e., listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction). We expect to achieve a liquidity event within three years, which is generally comparable to other publicly registered, non-traded REITs. Thus, we do not intend to continuously purchase assets and intend to have a limited life. The decision whether to engage in any liquidity event is in the sole discretion of our board of directors. Due to the above factors and other unique features of publicly registered, non-traded REITs, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as modified funds from operations, or MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-traded REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-traded REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not ultimately engage in a liquidity event. We believe that, because MFFO excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating items included in FFO, MFFO can provide, on a going-forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance now that our offering has been completed and our portfolio is in place. We also believe that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-traded REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance now that our offering has been completed and we expect our acquisition activity over the near term to be less vigorous, with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance now that our offering has been completed and we expect our acquisition activity over the near term to be less vigorous, as it excludes acquisition fees and expenses that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”) issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to straight line rents and amortization of above or below intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; non-recurring impairments of real estate related investments; mark-to-market adjustments included in net income; non-recurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income (loss) in calculating cash flows from operations and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, the amortization of fair value adjustments related to debt, gains or losses from debt defeasance, realized and unrealized gains and losses on foreign exchange holdings and the adjustments of such items related to noncontrolling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to us for the periods presented. Acquisition fees and expenses are paid in cash by us, and we have not set aside or put into escrow any specific amount of proceeds from our offering to be used to fund acquisition fees and expenses. Acquisition fees and expenses include payments to our Advisor and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. In the future, if we are not able to raise additional proceeds from our distribution reinvestment plan offering or other offerings, this could result in us paying acquisition fees or reimbursing acquisition expenses due to our Advisor, or a portion thereof, with net proceeds from borrowed funds, operational earnings or cash flows, net proceeds from the sale of properties, or ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss) in determining cash flows from operations. In addition, we view fair value adjustments of derivatives and the amortization of fair value adjustments related to debt as items which are unrealized and may not ultimately be realized or as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.

We use MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-traded REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-traded REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures may be useful to investors. For example, acquisition fees and expenses were intended to be funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.